MTS News Release

Exhibit 99.1
MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN 55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 29, 2016	For more information contact: Andy Cebulla Director of Investor Relations and Treasurer (952) 937-4000

MTS PROVIDES PRELIMINARY RESULTS FOR FISCAL 2016 AND REPORTS DELAY OF ITS FORM 10-K FILING AS A RESULT OF INTERNAL INVESTIGATION CONCERNING APPARENT VIOLATIONS OF THE COMPANY’S CODE OF CONDUCT IN CHINA
EDEN PRAIRIE, MN - November 29, 2016 - MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and sensors, today reported preliminary financial results for its fiscal 2016 full year ended October 1, 2016. The company also announced that it has initiated an internal investigation into apparent violations of the company’s code of conduct involving certain employees in its China operations and this investigation will delay the issuance of its fourth quarter and full year earnings as well as the filing of the company’s Annual Report on Form 10-K for fiscal 2016. The preliminary financial results included in this release represent the most current information available to management and are subject to completion of the internal investigation described in more detail below, as well as the subsequent completion of the audit of the company’s financial statements by the company’s independent auditor.
“We are pleased that we finished our fiscal year on a strong note. Our full year GAAP revenue and earnings per share (EPS) were higher than we anticipated as a result of continued improvements in business performance. Preliminary full-year revenue is expected to be in the range of $645 million to $650 million, up from previously issued guidance of $630 million to $640 million, and preliminary GAAP EPS is expected to be in the range of $1.65 to $1.70, up from the previously issued guidance of $1.35 to $1.50,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS.
“While this delay in reporting our annual results is disappointing, we are very pleased with our performance in the quarter, as reflected in our preliminary financial results. In addition, we have previously communicated our strong desire to reduce our leverage ratio as quickly as possible. Our cash flow was strong in the fourth quarter and we were able to reduce our debt by making the required payments on the debt, while continuing to pay a dividend and funding the acquisition-related costs without needing to utilize our revolving credit facility.
“Regarding the PCB acquisition, the integration is progressing well, as anticipated. We remain very excited about our expanded Sensor product offerings, which greatly deepen our exposure to the “internet of things” for industrial automation and other highly demanding product applications, as well as in the testing environment for the development of new vehicles and structures. While the acquisition did have a negative impact on our fourth quarter earnings from acquisition-related and restructuring expenses, we believe the Sensors and Test businesses are more complementary than ever before and will deliver greater value to our shareholders for years to come. Acquisition-related and restructuring costs for fiscal 2016 were approximately $23 million, significantly higher than previous guidance, driven by the timing of the recognition of an approximately $16 million fair value adjustment to acquired inventory, which is now being recognized evenly over the fourth quarter of fiscal 2016 and the first quarter of fiscal 2017. This negatively impacts each quarter by approximately $8 million,” continued Dr. Graves.

MTS News Release

“Regarding the internal investigation that has delayed the filing of our Annual Report and earnings release, we are deeply disappointed to report that we recently discovered that certain individuals in our leadership in China appear to have violated MTS’s code of conduct, including association with an independent business that may compete with MTS in certain markets. Given the level of the MTS personnel in China who appear to have violated our code of conduct, the filing of our Annual Report on Form 10-K and our earnings release will be delayed until the internal investigation has been completed and its findings evaluated,” continued Dr. Graves.
The Audit Committee of the Board of Directors of MTS has engaged independent external counsel in connection with the ongoing internal investigation and will assess the impact on the company’s financial inputs from China and review for potential violations of law. MTS has already begun taking certain remedial measures in response to this situation.
About MTS Systems Corporation
MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products and structures. MTS’s high-performance sensors provide controls for a variety of applications measuring motion, pressure, position, force and sound. MTS had 2,400 employees as of October 3, 2015 and revenue of $564 million for the fiscal year ended October 3, 2015. Additional information on MTS can be found at www.mts.com.
This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, statements about the expected benefits of the PCB acquisition and other statements that are not historical facts. These statements are based on MTS’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions that could cause MTS’s actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those described in the “Risk Factors” section of MTS’s most recent Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, as well as the risk of potential damage to our China operations and financial results resulting from the conflict of interest described in this release and related remedial measures. The reports referenced above are available on MTS’s website at www.mts.com or on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date on which statements are made, and MTS undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events or circumstances.